Exhibit 99.1

NeoGenomics Provides COVID-19 Business Update

Ft. Myers, Florida – April 9, 2020 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, provided a business update regarding the impact of the COVID-19 pandemic.

NeoGenomics has implemented significant actions to protect its employees while maintaining a continuity of critical oncology testing for cancer patients. Among other actions, the Company has de-densified laboratories and facilities, adjusted laboratory shifts, restricted visitors to facilities, restricted employee travel, implemented an Emergency Paid Time Off policy, provided remote work-environment training and support, and managed its supply chains. Importantly, all main lab facilities have remained open and there has been an uninterrupted continuity of high-quality testing services for clients. NeoGenomics’ priority remains the health and safety of employees and continued quality and service for all clients with a focus on patient care.

NeoGenomics expects First Quarter revenue to be approximately $106 million, an increase of nearly 11% from last year. The Company is withdrawing its previously issued full year 2020 financial guidance in light of uncertainty surrounding the ongoing and evolving COVID-19 pandemic. While revenue trends remained strong in the first two months of the quarter, the Company did see a material impact to volume growth rates in the last two weeks of March. Clinical test volume grew approximately 7% year-over-year in the First Quarter, but was down approximately 20% year-over-year in the last two weeks of March and in early April. The Company had not previously issued First Quarter revenue guidance. Given the relatively sudden decline in volume, the Company now expects that adjusted EBITDA will be below its previously issued guidance of $8 million. The Company does not plan to reduce its employee levels as a result of temporary reductions in volume and is redeploying employees as necessary.

The Company continues to maintain a strong balance sheet with cash in excess of $120 million, including approximately $39 million of cash restricted for construction of its previously announced Fort Myers headquarters. The Company also has significant available borrowing capacity under its credit facility.

“I am extremely proud of our employee response to this unprecedented situation,” said Douglas M. VanOort, NeoGenomics’ Chairman and CEO. “Throughout this crisis we have continued to provide critical testing services to cancer patients with excellent quality, turn-around time, and customer service. While our business is not immune from the impact of COVID-19, it is certainly resilient. We are well positioned competitively, we have a strong balance sheet and liquidity, and we continue to invest in important growth initiatives. Our long-term growth outlook remains compelling and we expect to emerge from this situation stronger than ever.”

NeoGenomics plans to release its first quarter 2020 financial results on Tuesday, April 28, 2020.

The Company has scheduled a web-cast and conference call to discuss its first quarter results on Tuesday, April 28, 2020 at 8:30 AM EDT. Interested investors should dial (844) 602-0380 (domestic)

and (862) 298-0970 (international) at least five minutes prior to the call. A replay of the conference call will be available until 8:30 AM EDT on May 12, 2020, and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international). The playback conference ID Number is 33955. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com. An archive of the web-cast will be available until 08:30 AM EDT on April 28, 2021.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Ft. Myers and Tampa, Florida; Aliso Viejo, Carlsbad, Fresno and San Diego California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2020. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com
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